Exhibit 10.6

SET-OFF AGREEMENT

This Agreement on the issuance of shares against set-off of payment obligations (the "Agreement") is made and entered into as of 24 April 2026 (the "Effective Date")

BY AND AMONG

(1)	SCHMID Group N.V., a Dutch public limited liability company with its registered address at Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany ("SCHMID"), and

(2)	Christian Schmid (“CS” and together with SCHMID, the "Parties"),

RECITALS

WHEREAS, certain payment obligations of Gebr. Schmid GmbH, a subsidiary of SCHMID, to CS have been assumed by SCHMID by entering into a debt assumption agreement (the "Debt Assumption Agreement") to consolidate all such obligations with SCHMID, so that SCHMID has become the sole debtor in respect of such obligations.

WHEREAS, SCHMID has thus outstanding payment obligations against CS in a total amount of EUR 8,000,000 (the "Outstanding Claims").

WHEREAS, SCHMID and CS also intend to enter into a subscription agreement on or about the date of this Agreement (the “Subscription Agreement”), pursuant to which SCHMID will agree to issue ordinary shares in its share capital at a share price as set out in such Subscription Agreement (the “Subscribed Shares”) to CS.

WHEREAS, in order to enable the set-off of the Outstanding Claims against the subscription price of the Subscribed Shares, the Parties hereto enter into this Agreement as follows:

1.	Share Transfer for Discharge of the Outstanding Claims through Set-off

1.1.	Upon the Closing (as defined in the Subscription Agreement) and the legal and successful issuance of the Subscribed Shares by SCHMID to CS in accordance with the terms and conditions of the Subscription Agreement, SCHMID and CS agree that all Outstanding Claims shall be fully satisfied and irrevocably discharged (the "Share Transfer").

1.2.	CS shall provide any required technical documentation to SCHMID that SCHMID reasonably requests, to facilitate the issuance of the Subscribed Shares to CS though Dutch notarial deeds and the registration of the ownership of CS of the Subscribed Shares with SCHMID Group's share transfer agent Continental Stock Transfer & Trust Company ("Continental").

1.3.	Upon completion of the Share Transfer through Continental, CS shall become the sole legal and beneficial owner of the Subscribed Shares through an entry in the share registry at Continental. CS shall not assert any further claims against SCHMID in respect of the Outstanding Claims.

1.4.	CS agrees and acknowledges that the Subscribed Shares will be issued to CS based on a private placement exemption from applicable U.S. securities laws and will not be immediately registered under the U.S. Securities Act of 1933 and thus are not available for trading on the Nasdaq or any other stock exchange at the time of this Agreement.

1.5.	The Share Transfer and set-off of the Outstanding Claims is contingent on the authorization of the issuance of the Subscribed Shares by the shareholders meeting of SCHMID, which is contemplated to be held on May 20, 2026.

2.	Miscellaneous

2.1.	This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transaction shall be governed by and construed in accordance with the Laws of Germany without regard to the conflict of laws principles thereof. The exclusive place of jurisdiction for all disputes under or in connection with this Agreement is Stuttgart, Germany.

2.2.	This Agreement may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

[Signature pages follow]

SCHMID Group N.V.

By:	/s/ Arthur Schuetz
Name:	Arthur Schuetz
Title:	CFO SCHMID Group N.V.

Christian Schmid

By:	/s/ Christian Schmid